Exhibit 4.1

CIM COMMERCIAL TRUST CORPORATION

Articles Supplementary
Series L Preferred Stock

CIM Commercial Trust Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article VI of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board of Directors”) by duly adopted resolutions reclassified [ ] shares of authorized but unissued preferred stock, $0.001 par value per share, of the Corporation as shares of Series L Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series L Preferred Stock

1.                                      Designation and Number.  A series of Preferred Stock, designated the “Series L Preferred Stock” (the “Series L Preferred Stock”), is hereby established.  The par value of the Series L Preferred Stock is $0.001 per share.  The number of shares of the Series L Preferred Stock shall be [ ].

2.                                      Definitions.  In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a)                                 “Aggregate VWAP” shall mean the amount equal to the quotient of (a) the sum of (i) the volume-weighted average per share price of the Common Stock based on all the transactions executed on the Applicable Dual-Listing Exchange for the twenty (20) days on which the Applicable Dual-Listing Exchange or the TASE is open for trading prior to the end of the quarter in which such redemption is effective, multiplied by the total number of shares of Common Stock traded on the Applicable Dual-Listing Exchange during such period, plus (ii) the volume-weighted average per share price of shares of Common Stock based on all the transactions executed on the TASE, using daily share prices as converted from ILS to USD at the then prevailing representative exchange rate published by the Bank of Israel on its website for the purpose of such day, for the twenty (20) days on which the Applicable Dual-Listing Exchange or the TASE is open for trading prior to the end of the quarter in which such redemption is effective, multiplied by the total number of shares traded on the TASE during such period, divided by (b) the total number of shares of Common Stock traded on the Applicable Dual-Listing Exchange and the TASE used for purposes of the above calculations.  If any such volume-weighted average per share price of Common Stock used for calculation of Aggregate VWAP is unavailable for one or more days during the period of calculation, the volume-weighted average price for such day will be deemed equal to the market value of one share of Common Stock on such trading day, as determined by the Corporation in a commercially reasonable manner, using a volume-weighted average price method.

(b)                                 “Aggregate Yearly Distribution Rate” is defined in Section 4(a).

(c)                                  “Applicable Dual-Listing Exchange” shall mean the non-Israeli securities exchange on which the Series L Preferred Stock is listed for trading at such time and which exchange is recognized as an eligible exchange under the “Dual-Listing Regime” of Chapter E3 of the Israeli Securities Law of 1968 and regulations promulgated under such law (as may be further amended or restated).

(d)                                 “Bank” shall mean one of the commercial banks (including their subsidiaries) or foreign bank branches as published from time to time by the Bank of Israel on its website that is selected by the Corporation for any given transaction.

(e)                                  “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Corporation.

(f)                                   “Corporation Redemption” shall mean a redemption at the option of the Corporation pursuant to Section 6.

(g)                                  “Corporation Redemption Date” is defined in Section 6(d).

(h)                                 “Corporation Redemption Notice Date” shall mean the date, which shall be no later than five days prior to the end of the quarter preceding the quarter in which the Corporation Redemption Date will occur, on which the Corporation provides notice of a Corporation Redemption in accordance with Section 6(g).

(i)                                     “Corporation Redemption Payment Date” shall mean the later of (i) the twelfth day following the Corporation Redemption Record Date (or, if such date is not a TASE Trading Day, the following TASE Trading Day) and (ii) the seventeenth day following the Corporation Redemption Notice Date.

(j)                                    “Corporation Redemption Price” is defined in Section 6(b).

(k)                                 “Corporation Redemption Record Date” shall mean with respect to a (i) Corporation Redemption for which a Corporation Redemption Notice Date occurs in the first three quarters of the year, the first TASE Trading Day following the Holder Redemption Payment Date occurring in the quarter following the Distribution Cutoff Date for such Corporation Redemption and (ii) Corporation Redemption for which a Corporation Redemption Notice Date occurs in the fourth quarter of the year, the first TASE Trading Day following the Series L Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Corporation.

(l)                                     “Current Exchange Rate” shall mean the exchange rate equal to the weighted average of the USD/ILS exchange rates of all the transactions (which shall be one or more) completed by the Bank(s) through which the payment is converted to ILS on the applicable date in accordance with the Prospectus.

(m)                             “Debt” shall mean with respect to the Corporation and its consolidated subsidiaries, determined in accordance with GAAP and to the extent listed as debt on the balance sheet of the Corporation, without duplication, the aggregate amount of all outstanding debt for borrowed money issued under bonds, notes, loan agreements or similar instruments, net of all cash and cash equivalents of the Corporation and its subsidiaries.  In no event (and for the avoidance of doubt) shall “Debt” include (i) issued and undrawn letters of credit, (ii) cash collateralized letters of credit, (iii) earn-out obligations and (iv) capital leases or operating leases.  In no event shall the allocable portion of “Debt” of any entity at which the “Debt” is incurred exceed the Corporation’s direct or indirect equity ownership percentage of such entity or, for the avoidance of doubt, include the “Debt” of any person the investment in which is accounted for under the equity method.  The Corporation’s good faith determination of the aggregate amount of “Debt” shall be binding absent manifest error. Notwithstanding the foregoing, the Corporation shall have no obligation to publish or otherwise disclose, and no holder of shares of Series L Preferred Stock shall have a right to request the publication or disclosure of, the financial information underlying the calculation of Debt.

(n)                                 “Distribution Cutoff Date” shall mean the last day of the quarter in which a Corporation Redemption Notice Date occurs.

(o)                                 “Holder Redemption Date” is defined in Section 7(d).

(p)                                 “Holder Redemption Notice” is defined in Section 7(e).

(q)                                 “Holder Redemption Payment Date” shall mean (i) with respect to each of the first three quarters of the year, the 18th day of the month following the end of such quarter (April 18, July 18, or October 18, as applicable) and (ii) with respect to the fourth quarter of the year, the Series L Distribution Payment Date occurring in the following January or, if no Series L Distribution Payment Date is set, such other date in the following January announced by the Corporation.

(r)                                    “Holder Redemption Price” is defined in Section 7(a)(i).

(s)                                   “ILS” shall mean Israeli new shekels.

(t)                                    “Initial Dividend” is defined in Section 4(c).

(u)                                 “Initial Exchange Rate” shall mean an exchange rate published by the Corporation in accordance with the Prospectus that is equal to the weighted average of the ILS/USD exchange rates of all the transactions as determined and completed by the Bank(s) through which the proceeds from the Offering that are not used to pay expenses denominated in ILS are converted to USD in accordance with the Prospectus.

(v)                                 “ISA” shall mean the Israel Securities Authority.

(w)                               “Leverage Ratio” shall mean the amount, expressed as a percentage, of Debt divided by Total Assets.

(x)                                 “Minimum Fixed Charge Coverage Ratio” is defined in Section 10(c).

(y)                                 “Offering” shall mean the offering and sale of the units consisting of shares of Series L Preferred Stock pursuant to the Prospectus.

(z)                                  “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, permitted joint venture, governmental authority or other entity of whatever nature, whether public or private.

(aa)                          “Prospectus” shall mean the prospectus included in the effective registration statement filed by the Corporation with the U.S. Securities and Exchange Commission and with the ISA with respect to the Offering, as such prospectus may be amended or supplemented.

(bb)                          “Quarterly Redemption Window” shall mean the six-day period from and including the 15th day to and including the 20th day of the final month (March, June, September or December) of the fiscal quarter in which a holder seeks to exercise the holder’s optional redemption right provided by Section 7.

(cc)                            “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Corporation.

(dd)                          “Series L Distribution Conditions” is defined in Section 4(b).

(ee)                            “Series L Distribution Payment Date” is defined in Section 4(a).

(ff)                              “Series L Distribution Record Date” is defined in Section 4(a).

(gg)                            “Series L Stated Value” shall mean an amount per share equal to 100 ILS, subject to adjustment pursuant to Section 12.

(hh)                          “TASE” shall mean the Tel Aviv Stock Exchange.

(ii)                                  “TASE Trading Day” shall mean any day on which the TASE is open for trading.

(jj)                                “Total Assets” shall mean the fair value of the assets of the Corporation and its subsidiaries (on a consolidated basis) as determined by the Corporation consistent with the calculation of the Corporation’s net asset value as most recently published by the Corporation, as modified from time to time.  The Corporation’s good faith determination of the aggregate amount of “Total Assets” shall be binding absent manifest error.  Notwithstanding the foregoing, the Corporation shall have no obligation to publish or otherwise disclose, and no holder of shares of Series L Preferred Stock shall have a right to request the publication or disclosure of, the financial information underlying the calculation of Total Assets.

(kk)                          “USD” shall mean U.S. dollars.

3.                                      Rank.

(a)                                 The Series L Preferred Stock shall, with respect to rights to the payment of dividends and other distributions (not including the distribution of assets referenced in Section 3(b)), rank (i) senior to all classes or series of Common Stock, except with respect to and only to the extent of the Initial Dividend, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series L Preferred Stock are entitled to receive dividends and other distributions in preference or priority to the holders of shares of such class or series (the “Junior Dividend Stock”); (ii) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series L Preferred Stock are entitled to receive dividends and other distributions on parity and without preference or priority of one over the other (the “Parity Dividend Stock”); and (iii) junior to the Series A Preferred Stock, the Common Stock, with respect to and only to the extent of the Initial Dividend, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends and other distributions in preference or priority to the holders of the Series L Preferred Stock (the “Senior Dividend Stock”).

(b)                                 The Series L Preferred Stock shall, with respect to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (i) senior to the Common Stock both (1) to the extent of the Series L Stated Value and (2)  following payment of an amount equal to any unpaid Initial Dividend, to the extent of any accrued and unpaid distributions on the Series L Preferred Stock, senior to any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series L Preferred Stock are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Liquidation Stock” and, together with Junior Dividend Stock, the “Junior Stock”); (ii) on a parity with the Series A Preferred Stock, to the extent of the Series L Stated Value, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series L Preferred Stock are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of liquidation preferences, on parity and without preference or priority of one over the other (the “Parity Liquidation Stock” and, together with Parity Dividend Stock, the “Parity Stock”); and (iii) junior to the Series A Preferred Stock and the Common Stock, to the extent of the Initial Dividend, with respect to any accrued and unpaid distributions on Series L Preferred Stock, and any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series L Preferred Stock (the “Senior Liquidation Stock”).

4.                                      Distributions.

(a)                                 Subject to the preferential rights of holders of any class or series of Senior Dividend Stock and the Series L Distribution Conditions, holders of the Series L Preferred Stock shall be entitled to receive if, as and when authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of distributions, preferential cumulative cash distributions in ILS on each share of Series L Preferred Stock at the rate of 5.5% per annum (the “Aggregate Yearly Distribution Rate”), subject to increase as provided in Section 4(i), of the Series L Stated Value (as converted to USD at the Initial Exchange Rate).  The distributions on each share of Series L Preferred Stock shall be cumulative from (and including) the first date on which such share of Series L Preferred Stock is issued and shall be payable annually on the date selected by the Board of Directors (or its designee) (each, a “Series L Distribution Payment Date”), provided that a Series L Distribution Payment Date shall be no earlier than December 1 of the year for which such distribution is declared and no later than January 31 of the year following the year for which the distribution is declared.  Notwithstanding the foregoing, the first distribution on the Series L Preferred Stock shall not be payable until January 2019 and will represent accrual for more than a full year, covering the period from, and including, the date of original issuance to, and including, December 31, 2018.  Any distribution payable on the Series L Preferred Stock for any partial distribution period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date selected by the Board of Directors (or its designee) (the “Series L Distribution Record Date”), which shall be no earlier than five TASE Trading Days following the declaration of the distribution and no later than December 31 of the year for which the distribution is declared.  Any distribution on the Series L Preferred Stock that is authorized by Board of Directors shall be declared by the Corporation in USD no earlier than October 1 and no later than December 15 of the year for which the distribution is declared.  Notwithstanding the foregoing, the Board of Directors (or its designee), in its sole discretion, may at any time set a record date and/or a payment date for any part of or all of any distributions on the Series L Preferred Stock that are in arrears that differs from the Series L Distribution Record Date or the Series L Distribution Payment Date, respectively.  Authorized and declared distributions on the Series L Preferred Stock shall be paid in ILS on the Series L Distribution Payment Date by converting the declared distribution from USD to ILS at the Current Exchange Rate on the third TASE Trading Day preceding the applicable Series L Distribution Payment Date.

(b)                                 No distributions on the Series L Preferred Stock shall be paid with respect to a given fiscal year unless and until the following conditions (the “Series L Distribution Conditions”) are satisfied:

(i)                                     the Corporation has declared the entire Initial Dividend, if any, with respect to the Common Stock for such fiscal year;

(ii)                                  the Corporation has declared and paid (or declared and set apart for payment) full cumulative dividends equal to the full amount of all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods; and

(iii)                               the Corporation has paid in such fiscal year dividends on the Common Stock in an amount equal to the product of (1) the Initial Dividend multiplied by (2) a fraction, the numerator of which is the number of quarters that have passed since the beginning of the fiscal year (including the current quarter) and the denominator of which is four.

(c)                                  Initial Dividend.

(i)                                     Subject to the other provisions of this Section 4(c), the “Initial Dividend” for a given fiscal year, if any, is a minimum annual amount, in USD, that is announced by the Corporation before the end of the prior fiscal year.

(ii)                                  Notwithstanding the provisions of Section 4(c)(i), the Initial Dividend for any fiscal year other than 2017 shall equal zero ($0) USD if any of the following is true: (1) the Board of Directors does not authorize or the Corporation does not announce such Initial Dividend before the end of the prior fiscal year, (2) full cumulative distributions equal to the full amount of all accrued and unpaid distributions on the Series L Preferred Stock have been not paid in full upon the Series L Preferred Stock for all past distribution periods (but not including the prior fiscal year) and such distributions have not been declared by the Corporation before the end of the prior fiscal year, (3) the Corporation has not declared in full the distributions that have accrued on the Series L Preferred Stock for the prior fiscal year before end of the prior fiscal year or (4) the Leverage Ratio as of November 30 of the preceding fiscal year exceeds 60%.

(d)                                 Subject to the modification of the Aggregate Yearly Distribution Rate pursuant to Section 4(i), holders of Series L Preferred Stock shall not be entitled to any distributions on the Series L Preferred Stock in excess of the distributions provided for in Section 4(a).

(e)                                  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series L Preferred Stock that may be in arrears.

(f)                                   When distributions are not paid in full upon the Series L Preferred Stock or any other class or series of Parity Dividend Stock, or a sum sufficient for such payment is not set apart, all distributions declared upon the Series L Preferred Stock and any shares of Parity Dividend Stock shall be declared ratably in proportion to the respective amounts of distributions accrued and unpaid on the Series L Preferred Stock and accrued and unpaid on such Parity Dividend Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Dividend Stock does not have a cumulative distribution).

(g)                                  Except as set forth in Section 4(f) and Section 4(h), unless full cumulative distributions equal to the full amount of all accrued and unpaid distributions on the Series L Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past annual periods,

(i)                                     no dividends or other distributions shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made (other than dividends or other distributions paid in shares of Junior Dividend Stock or options, warrants or rights to subscribe for or purchase shares of Junior Dividend Stock or Junior Liquidation Stock), directly or indirectly, by the Corporation with respect to any shares of Common Stock (other than in amounts up to but not exceeding the Initial Dividend, if any) or any shares of Junior Dividend Stock or Parity Dividend Stock,

(ii)                                  nor shall any shares of Junior Dividend Stock or Parity Dividend Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Dividend Stock or Junior Liquidation Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Dividend Stock or Junior Liquidation Stock).

(h)                                 Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock pursuant to the restrictions on ownership and transfer set forth in the Charter, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a real estate investment trust (REIT) under Section 856 of the Code (as defined in the Charter).

(i)                                     If the Corporation fails to declare the distributions that have accrued on the Series L Preferred Stock for a given year in full or fails to pay such distributions in full on the Series L Distribution Payment Date (provided that the first distribution on the Series L Preferred Stock shall not be payable until January 2019), the Aggregate Yearly Distribution Rate will increase by 1.0% effective January 1 of the year following the year for which such distributions were not paid in full, up to a maximum Aggregate Yearly Distribution Rate of 8.5% per annum.  Such increased Aggregate Yearly Distribution Rate will revert to 5.5% per annum as of January 1 of any year in which full cumulative distributions equal to the full amount of all accrued and unpaid distributions on the Series L Preferred Stock for all past yearly dividend periods have been paid in full as of January 31 of such year.

5.                                      Series L Liquidation Preference.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after satisfaction of liabilities to creditors and subject to the preferential rights of holders of any class or series of Senior Liquidation Stock, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Liquidation Stock, the holders of shares of the Series L Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Series L Stated Value (as converted to USD at the Initial Exchange Rate) (the “Series L Liquidation Preference”).  Until the holders of the Series L Preferred Stock have been paid the Series L Liquidation Preference in full, no payment will be made to any holder of Junior Liquidation Stock upon the liquidation, dissolution or winding up of the Corporation.  If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series L Preferred Stock shall be insufficient to pay in full the Series L Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Liquidation Stock (including any accrued and unpaid distributions that are required to be paid in accordance with the terms of such Parity Liquidation Stock) (the “Parity Liquidation Payments”), then such assets, or the proceeds thereof, shall be distributed among the holders of the Series L Preferred Stock and any such Parity Liquidation Stock ratably in the same proportion as the respective amounts that would be payable on such Series L Preferred Stock and any such Parity Liquidation Stock if all amounts payable thereon were paid in full.  After payment of the full amount of the Series L Liquidation Preference to which they are entitled, the holders of the Series L Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation except as set forth in Section 5(c) below.

(b)                                 Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series L Preferred Stock in an amount equal to the Series L Liquidation Preference and to the holders of any Parity Liquidation Stock in amount equal to the applicable Parity Liquidation Payment, the holders of Common Stock shall be entitled to receive an amount equal to any unpaid Initial Dividend.

(c)                                  Upon any liquidation, dissolution or winding up of the Corporation, after the payments set forth in (a) and (b) of this Section 5 shall have been made in full, the holders of the Series L Preferred Stock shall be entitled to receive an amount equal to all accrued and unpaid distributions (whether or not earned or declared) on such Series L Preferred Stock to the date of final distribution to such holders.  After payment of the full amount of the Series L Liquidation Preference and all accrued and unpaid distributions to which they are entitled, the holders of the Series L Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation, or proceeds therefrom.

(d)                                 Upon any liquidation, dissolution or winding up of the Corporation, after the payments set forth in (a), (b) and (c) of this Section 5 shall have been made in full, the holders of any classes or series of Common Stock and any other class or series of Junior Liquidation Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed in accordance with the terms of such classes or terms of Common Stock or other Junior Liquidation Stock, and the holders of the Series L Preferred Stock and any Parity Liquidation Stock shall not be entitled to share therein.

(e)                                  The consolidation, merger or conversion of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(f)                                   All payments to holders of the Series L Preferred Stock pursuant to this Section 5 shall be paid by the Corporation in ILS, based on the Current Exchange Rate on the last TASE Trading Day immediately preceding the date of payment.

(g)                                  In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series L Preferred Stock shall not be added to the Corporation’s total liabilities.

6.                                      Redemption by the Corporation.

(a)                                 The Series L Preferred Stock is not redeemable at the option of the Corporation, pursuant to this Section 6, (i) prior to the fifth anniversary of the date of original issuance of any shares of Series L Preferred Stock or (ii) at any time if, as of the Corporation Redemption Date, (1) the Series L Distribution Conditions are not satisfied or (2) full cumulative distributions on all outstanding shares of Series L Preferred Stock have not been declared and paid or declared and set apart for payment for all past distribution periods.

(b)                                 Subject to the provisions of this Section 6, from and after the fifth anniversary of the date of original issuance of any shares of Series L Preferred Stock, the Corporation may, at its option, redeem such shares, in whole or, from time to time, in part, at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate), plus all accrued and unpaid distributions, if any, to and including the Distribution Cutoff Date (the “Corporation Redemption Price”).  Notwithstanding the foregoing, any declared distributions on the Series L Preferred Stock for which a Series L Distribution Record Date occurs prior to the Corporation Redemption Date shall not constitute a portion of the Corporation Redemption Price and will instead be paid on the applicable Series L Distribution Payment Date to the record holder or holders at the close of business on such Series L Distribution Record Date (notwithstanding if the redemption of such shares occurs on or prior to such Series L Distribution Payment Date). The Corporation shall make no payment or allowance for distributions that accrue after the Distribution Cutoff Date on Series L Preferred Stock for which a notice pursuant to Section 6(g) has been given.

(c)                                  The Corporation Redemption Price shall be paid at the election of the Corporation, in its sole discretion, (i) in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the Corporation Redemption Payment Date, (ii) in shares of Common Stock, based on the lower of (1) the net asset value of the Corporation per share of Common Stock as most recently published by the Corporation as of the Corporation Redemption Date and (2) the Aggregate VWAP of the Common Stock, or (iii) in any combination of cash, in ILS, and Common Stock, based on the conversion mechanisms set forth in (i) and (ii) of this Section 6(c).

(d)                                 The “Corporation Redemption Date” shall be the effective date of any redemption made pursuant to this Section 6, which shall be the Corporation Redemption Record Date.

(e)                                  If full cumulative distributions on all outstanding shares of Series L Preferred Stock have not been declared and paid or declared and set apart for payment for all past distribution periods, except as provided by the restrictions on ownership and transfer set forth in the Charter, neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series L Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series L Preferred Stock.

(f)                                   If fewer than all the outstanding shares of Series L Preferred Stock are to be redeemed pursuant to this Section 6, the Corporation shall select those shares to be redeemed pro rata.

(g)                                  The Corporation may exercise its redemption right pursuant to this Section 6, no later than five days prior to the end of the quarter preceding the quarter in which the Corporation Redemption Date will occur, by (i) if at the time of such Corporation Redemption Notice Date the Series L Preferred Stock is listed on the TASE, filing an Immediate Report with the ISA, and (ii) issuing a press release or publishing on the Corporation’s website a notice detailing the number of shares of Series L Preferred Stock to be redeemed and whether the Corporation Redemption Price will be paid in cash, Common Stock or a combination of cash and Common Stock.

(h)                                 Prior to or on the Corporation Redemption Payment Date, written or electronic notice as to the redemption of any shares of Series L Preferred Stock pursuant to this Section 6 shall be given to each such record holder of such shares of Series L Preferred Stock as of the close of business on the Corporation Redemption Record Date at the respective contact information of each such holder as the same shall appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series L Preferred Stock except as to a holder for whom both of the following are true: (i) notice to such holder was defective or not given and (ii) such holder does not receive the Corporation Redemption Price on the Corporation Redemption Payment Date.

(i)                                     In addition to any information required by law or by the applicable rules of any exchange upon which Series L Preferred Stock may then be listed or admitted to trading, such notice given pursuant to Section 6(h) shall state: (i) the Corporation Redemption Date; (ii) the Corporation Redemption Price payable on the Corporation Redemption Payment Date; (iii) whether the redemption price will be paid in cash, Common Stock or a combination of cash and Common Stock; and (iv) that distributions on the shares of Series L Preferred Stock to be redeemed will cease to accrue on the Distribution Cutoff Date.  If less than all the shares of Series L Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series L Preferred Stock held by such holder to be redeemed.

(j)                                    If notice of redemption of any shares of Series L Preferred Stock has been given in accordance with Section 6(g) and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series L Preferred Stock so called for redemption, then, (i) from and after the Distribution Cutoff Date, distributions will cease to accrue on such shares of Series L Preferred Stock, and (ii) from and after the Corporation Redemption Date, such shares of Series L Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Corporation Redemption Price without interest thereon.  The Corporation Redemption Price will be paid by the Corporation on the Corporation Redemption Payment Date, in accordance with the procedures described in the Prospectus. Except as provided in this Section 6, the Corporation shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series L Preferred Stock for which notice pursuant to Section 6(g) has been given.

(k)                                 Subject to applicable law and the limitations on purchases when distributions on the Series L Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series L Preferred Stock in the open market, by tender or by private agreement.

7.                                      Redemption at the Option of a Holder.

(a)                                 Subject to the provisions in this Section 7:

(i)                                     From and after the fifth anniversary of the date of original issuance of the shares of Series L Preferred Stock, each holder of shares of Series L Preferred Stock will have the right to require the Corporation to redeem such shares at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate), plus, provided the Series L Distribution Conditions are satisfied as of the Holder Redemption Date (as defined below) and the Corporation is otherwise permitted to pay distributions on the Series L Preferred Stock, all accrued and unpaid distributions, if any, up to and including the Holder Redemption Date, subject to Section 7(a)(iv) below (the “Holder Redemption Price”).

(ii)                                  Notwithstanding Section 7(a)(i) above, a holder of shares of Series L Preferred Stock will have the right to require the Corporation to redeem such shares at the Holder Redemption Price at any time prior to the fifth anniversary of the date of original issuance of the shares of Series L Preferred Stock if (1) the Corporation does not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock shall not be payable until January 2019) and (2) the Corporation does not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the Holder Redemption Date.

(iii)                               If, on any Holder Redemption Date, the Series L Distribution Conditions are not satisfied or the Corporation is otherwise not permitted to pay distributions on the Series L Preferred Stock, the Holder Redemption Price shall be equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) and a redeeming holder shall forfeit any accrued and unpaid distributions on the Series L Preferred Stock on all shares redeemed on the Holder Redemption Date. The Corporation will provide notice prior to the Quarterly Redemption Window in accordance with the Prospectus if the Corporation will not be able to satisfy that Series L Distribution Conditions as of the Holder Redemption Date.

(iv)                              Any declared distributions on the Series L Preferred Stock for which a Series L Distribution Record Date occurs prior to the Holder Redemption Date shall not constitute a portion of the Holder Redemption Price and will instead be paid on the applicable Series L Distribution Payment Date to the record holder or holders at the close of business on such Series L Distribution Record Date (notwithstanding if the redemption of such shares occurs on or prior to such Series L Distribution Payment Date).

(b)                                 The Holder Redemption Price shall be paid at the election of the Corporation, in its sole discretion, (i) in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the first Series L Distribution Payment Date following the Holder Redemption Date, (ii) in shares of Common Stock, based on the lower of (1) the net asset value of the Corporation per share of Common Stock as most recently published by the Corporation as of the Holder Redemption Date and (2) the Aggregate VWAP of the Common Stock, or (iii) in any combination of cash, in ILS, and Common Stock, based on the conversion mechanisms set forth in (i) and (ii) of this Section 7(b).

(c)                                  The Corporation’s obligation to redeem any shares of Series L Preferred Stock is limited to the extent that, (i) the Corporation does not have sufficient funds available to fund any such redemption, in which case the Corporation will be required to redeem with shares of Common Stock, or (ii) the Corporation is restricted by applicable law, the Corporation’s charter or contractual obligations from making such redemption.

(d)                                 The “Holder Redemption Date” shall be the effective date of any redemption made pursuant to this Section 7, which shall be the last day of the fiscal quarter in which a Holder Redemption Notice is received during the Quarterly Redemption Window.

(e)                                  A holder may exercise its right of redemption under Section 7(a) by delivering written notice to either the Corporation or the respective TASE member, as applicable, in accordance with the procedures described in the Prospectus (“Holder Redemption Notice”) during the Quarterly Redemption Window.  The Holder Redemption Notice shall specify the number of shares of Series L Preferred Stock to be redeemed.  Any Holder Redemption Notice that is received outside the Quarterly Redemption Window for a fiscal quarter shall be null and void.

(f)                                   If a Holder Redemption Notice has been delivered in accordance with this Section 7 and if any funds necessary to pay the Holder Redemption Price have been set apart by the Corporation for the benefit of the holder delivering such Holder Redemption Notice, then, as of the Holder Redemption Date, distributions will cease to accrue on the shares of Series L Preferred Stock subject to redemption, such shares of Series L Preferred Stock shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Holder Redemption Price in cash and/or Common Stock without interest thereon.  The Holder Redemption Price will be paid by the Corporation on the first Holder Redemption Payment Date after the Holder Redemption Date, in accordance with the procedures described in the Prospectus.  Except as provided in this Section 7, the Corporation shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series L Preferred Stock for which a Holder Redemption Notice has been given.

8.                                      No Fractional Shares.  The Corporation shall not issue fractional shares of Common Stock upon any redemption pursuant to Section 6 or Section 7, but in lieu of fractional shares, the Corporation shall round down to the nearest whole number of shares of Common Stock to be issued in the aggregate to a particular holder with respect to a quarter and shall pay cash, in ILS, in an amount equal to the fractional interest multiplied by the Aggregate VWAP or net asset value per share of our Common Stock, as applicable, used pursuant to Section 6(c) or Section 7(b) to determine the number of shares of Common Stock issuable upon redemption, as converted from USD (or the currently applicable to the Applicable Dual Listing Exchange) to ILS at the Current Exchange Rate on either (a) the first Series L Distribution Payment Date following the applicable Corporation Redemption Date or (b) the third TASE Trading Day preceding the first Series L Distribution Payment Date following the applicable Holder Redemption Date.

9.                                      Mechanics of Redemption.

(a)                                 The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series L Preferred Stock and of transfers of shares of Series L Preferred Stock for the purpose of registering shares of Series L Preferred Stock and of transfers of shares of Series L Preferred Stock as herein provided.  The initial registrar and transfer agent for the Series L Preferred Stock shall be Computershare Trust Company, N.A.  The Corporation may appoint one or more additional transfer agents as it shall determine.  The Corporation may change the transfer agent without prior notice to any holder.

(b)                                 If the Corporation elects to pay the redemption price in Common Stock, the Corporation shall cause the transfer agent for the Common Stock to, as soon as practicable, but not later than the first Series L Distribution Payment Date following the Holder Redemption Date (in the event of redemption by a holder) or the third TASE Trading Day following the Series L Distribution Payment Date (in the event of Corporation Redemption), as applicable, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption.  The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Holder Redemption Date or Corporation Redemption Date, as applicable.

10.                               Fixed Charge Coverage Ratio.

(a)                                 Prior to the fifth anniversary of the date of original issuance the shares of the Series L Preferred Stock, the Corporation shall not issue shares of any new or existing series of preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation and/or dissolution or winding up of the Corporation unless the Minimum Fixed Charge Coverage Ratio is equal to or greater than 1.25:1.00 as of the last day of the Calculation Period.

(b)                                 For purposes of the restriction set forth in subsection (a) of this Section 10, the Corporation’s good faith determination of an applicable Minimum Fixed Charge Coverage Ratio shall be binding absent manifest error. The Corporation shall have no obligation to publish or otherwise disclose, and no holder of shares of Series L Preferred Stock shall have a right to request the publication or disclosure of, the financial information of the Corporation or its Subsidiaries underlying the calculations of any Minimum Fixed Charge Coverage Ratio.

(c)                                  The “Minimum Fixed Charge Coverage Ratio” shall equal, for a given Calculation Period, the ratio of (i) EBITDA to (ii) Fixed Charges, in each case calculated after giving effect on a Pro Forma Basis to any Pro Forma Transaction.

(d)                                 The “Calculation Period” shall mean, with respect to a proposed issuance of shares of preferred stock by the Corporation, the trailing 12-month period ending on the last day of the quarter preceding the date of such issuance.

(e)                                  “Capitalized Lease” shall mean any lease that is not an operating lease in accordance with FASB ASC 840-10 or FASB ASC 842-10.

(f)                                   “Companies” shall mean the Corporation and its Subsidiaries, where a “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, by the Corporation.

(g)                                  “Consolidated Interest Expense” shall mean, with respect to a given period, without duplication, the sum of (1) total interest expense (including, for the avoidance of doubt, capitalized interest) of the Companies for such period determined on a consolidated basis in accordance with GAAP, plus (2) the Companies’ Ownership Share of total interest expense (including, for the avoidance of doubt, capitalized interest) of each Unconsolidated Affiliate for such period determined in accordance with GAAP; provided, however, that Consolidated Interest Expense shall be reduced by (i) any cash interest income received by the Companies during such period not otherwise included in the Consolidated Net Income for such period and (ii) the net amount of cash payments received by the Companies under interest rate swap agreements during such period. Notwithstanding the foregoing, Consolidated Interest Expense shall (A) be determined without regard to the effects thereon of (x) FASB ASC-860 with respect to non-cash portion of interest expense arising from transfer or servicing of financial assets and FASB ASC 470-20 with respect to the non-cash portion of interest expense attributable to convertible indebtedness and (y) non-cash charges including, but not limited to, the amortization of debt issue costs, premiums, discounts, intangible assets, or intangible liabilities, or any non-cash charges or write-offs related to the restructuring, modification or extinguishment of debt in accordance with FASB ASC 470-50 or FASB ASC 470-60, and (B) exclude onetime cash payments including, but not limited to, debt issue costs, pre-payment penalties, defeasance, yield maintenance, legal costs.

(h)                                 “Consolidated Net Income” shall mean, with respect to a given period, the sum of (1) the net income (or loss) of the Companies for such period determined on a consolidated basis in accordance with GAAP, excluding any extraordinary, unusual or non-recurring gain (or extraordinary, unusual or non-recurring loss) realized during such period by the Corporation, plus (2) the Companies’ Ownership Share of the net income (or loss) of each Unconsolidated Affiliate for such period determined in accordance with GAAP, excluding any extraordinary or non-recurring gain (or extraordinary or non-recurring loss) realized during such period by such Unconsolidated Affiliate.

(i)                                     “Consolidated Total Indebtedness” shall mean, as of any date of determination, the sum, without duplication, of (1) the aggregate amount of all Indebtedness of the Companies that would be reflected on a consolidated balance sheet of the Companies as of such date, plus (2) the Companies’ Ownership Share of the aggregate amount of all Indebtedness of each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate.

(j)                                    “EBITDA” shall mean, for any Calculation Period, without duplication, an amount equal to the sum of:

(i)                                     Consolidated Net Income for such period (including the Companies’ Ownership Share of any items described below of each Unconsolidated Affiliate), plus

(ii)                                  to the extent deducted in calculating such Consolidated Net Income, (1) Consolidated Interest Expense (plus, to the extent not already included in such Consolidated Interest Expense, amortization of deferred financing costs), (2) the provision for federal, state, local and foreign income taxes of the Companies, (3) non-cash charges and expenses of the Companies reducing Consolidated Net Income for such period (excluding any non-cash charge or expense that results in an accrual of a reserve for a cash charge in any future period), (4) the Companies’ Ownership Share of non-cash charges and expenses of Unconsolidated Affiliates (excluding any non-cash charge or expense that results in an accrual of a reserve for a cash charge in any future period), (5) acquisition closing costs of the Companies that were capitalized prior to FAS 141-R reducing such Consolidated Net Income, (6) depreciation and amortization expense of the Companies and asset write downs and write offs (including in respect of goodwill and intangible assets), (7) one-time costs and expenses relating to the effectiveness of any credit arrangements and the transactions relating thereto and (8) proceeds of rent loss and business interruption insurance received by the Companies, less

(iii)                            non-cash items of the Companies increasing such Consolidated Net Income (other than the reversal of any accrual of a reserve referred to in the parenthetical in clause (ii)(3) above, except to the extent such reversal results from a cash payment).

(k)                                 “Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(l)                                     “Fixed Charges” shall mean, for any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense, (2) scheduled payments of principal on Consolidated Total Indebtedness (as defined below) (excluding any balloon, bullet or similar payments payable on maturity of any such Consolidated Total Indebtedness), (3) the amount of cash dividends paid or required to be paid by any Company (other than to another Company or in connection with any prepayment, redemption or purchase offer) during such period in respect of its preferred equity interests and (4) the Companies’ Ownership Share of the amount of dividends or other distributions paid or required to be paid by any Unconsolidated Affiliate during such period in respect of its preferred equity interests (to Persons other than (i) the Corporation or (ii) an Unconsolidated Affiliate in which the percentage of equity interests of such Unconsolidated Affiliate owned by the Companies is greater than or equal to the percentage of equity interests owned by the Companies in the Unconsolidated Affiliate paying the dividend or other distribution).

(m)                             “GAAP” shall mean generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

(n)

(i)                                     “Indebtedness” shall generally include (1) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (2) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (3) net obligations of such Person under any swap agreement; (4) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than 90 days or (ii) being contested in good faith by appropriate proceedings diligently conducted); (5) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (6) amount of any Capitalized Lease (as defined below) as of any date; (7) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest pursuant to a properly given notice, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (8) all guarantees of such Person in respect of any of the foregoing

(ii)                                  Notwithstanding the foregoing, (1) Indebtedness of any Person shall include such Person’s Ownership Share of the foregoing items and components attributable to Indebtedness (as set forth in (1) through (7) of clause (i) above) of Unconsolidated Affiliates; (2) notwithstanding any of the foregoing, Indebtedness shall not include (A) current expenses and intercompany liabilities, (B) prepaid or deferred revenues arising in the ordinary course of business, including prepaid rent, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) security deposits, (F) artificial financing obligations treated as liability under GAAP related to sales of real estate accounted for under FASB ASC 360-20 under financing or deposit method and (G) artificial financing obligations treated as liability under GAAP related to sale leaseback transactions that do not meet the requirements to account for the sale leaseback under FASB ASC 840-40; and (3) the amount of any net obligation under any swap agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt, the transferred portion of a loan under the Small Business Administration’s 7(a) Guaranteed Loan Program that is accounted for in accordance with GAAP as a secured borrowing rather than a sale shall not be Indebtedness.

(o)                                 The “Measuring Period” shall mean the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of a given Pro Forma Transaction.

(p)                                 “Ownership Share” shall mean, with respect to any Unconsolidated Affiliate of the Corporation as of a given date, the Corporation’s pro rata share of the liabilities or assets, as the case may be, of such Unconsolidated Affiliate determined in accordance with GAAP, which shall be calculated as the greater of (1) the Corporation’s direct or indirect nominal capital ownership interest in such Unconsolidated Affiliate as set forth in the organization documents of such Unconsolidated Affiliate, and (2) the Corporation’s direct or indirect economic ownership interest in such Unconsolidated Affiliate reflecting the Corporation’s current allocable share of income and expenses of such Unconsolidated Affiliate, in each case as of such date.

(q)                                 “Pro Forma Basis” shall mean, for purposes of calculating compliance with the Minimum Fixed Charge Coverage Ratio in respect of a proposed Pro Forma Transaction, such transaction shall be deemed to have occurred as of the first day of the Measuring Period.

(r)                                    “Pro Forma Transaction” means (1) any incurrence, assumption, retirement or repayment of Indebtedness, (2) any actual or contemplated issuance or redemption of preferred equity interests, (3) any direct or indirect disposition of any Person or property (including through a merger, dissolution, liquidation or consolidation thereof), or (4) the making of any investment in or any other acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into). In connection with any calculation relating to the Minimum Fixed Charge Coverage Ratio upon giving effect to a Pro Forma Transaction on a Pro Forma Basis for the applicable Measuring Period, in each case to the extent applicable:

(i)                                     any Indebtedness (A) that is to be incurred in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness incurred since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (B) that is to be retired or repaid in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness retired or repaid since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period;

(ii)                                  any preferred equity interest (A) that is to be issued in connection with such Pro Forma Transaction, and the aggregate amount of all other preferred equity interests issued since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (B) that is to be redeemed in connection with such Pro Forma Transaction, and the aggregate amount of all other preferred equity interests redeemed since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period; and

(iii)                               income statement items (whether positive or negative) attributable to (x) any Person or property being directly or indirectly disposed of or removed in connection with such Pro Forma Transaction, and all other Persons and properties directly or indirectly disposed of or removed since the last day of such Measuring Period, shall be excluded and (y) any Person or property being acquired in connection with such Pro Forma Transaction, and all other Persons and properties acquired since the last day of such Measuring Period, shall be included as of the first day of such Measuring Period.

(s)                                   “Swap Termination Value” shall mean, in respect of a swap agreement, after taking into account the effect of any legally enforceable netting agreement relating to such swap agreement, (1) for any date on or after the date such swap agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in Section 10(s)(1), the amounts determined as the mark-to-market value(s) for such swap agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in swap agreements.

(t)                                    “Unconsolidated Affiliate” shall mean any Person (1) in which the Corporation, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Companies on an equity basis of accounting and (2) whose financial results are not consolidated with the financial results of the Companies under GAAP. Notwithstanding anything to the contrary contained herein, any Person in which the Corporation is the beneficial owner, directly or indirectly, of 50% or less of each class of Equity Interests of such Person shall be deemed to be an Unconsolidated Affiliate.

11.                               Status of Shares.

(a)                                 All shares of Common Stock that may be issued upon redemption of shares of Series L Preferred Stock shall be validly issued, fully paid and nonassessable.

(b)                                 Any shares of Series L Preferred Stock that shall at any time have been redeemed pursuant to Section 6 or Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock (as defined in the Charter), without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12.                               Adjustments.  If the effective date of the redemption of any shares of Series L Preferred Stock pursuant to Section 6 or Section 7 occurs less than twenty (20) days on which the Applicable Dual-Listing Exchange or the TASE is open for trading after the Corporation: (i) declares a dividend or makes a distribution on the Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares or (iv) consolidates with, or merges with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Series L Stated Value shall be adjusted so that the redemption of the Series L Preferred Stock with an effective date that is less than twenty (20) days on which the Applicable Dual-Listing Exchange or the TASE is open for trading after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash which, if the Series L Preferred Stock had been redeemed immediately prior to such event, such holder would have owned upon such redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13.                               Voting Rights.  Holders of the Series L Preferred Stock shall not have any voting rights.

14.                               Conversion.  The Series L Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND:  The shares of Series L Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures on following page]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its               and attested to by its                  on this      day of           , 2017.

ATTEST:		CIM COMMERCIAL TRUST CORPORATION

By:		By:
	Name:		Name:
	Title:		Title: